Exhibit (d)

AMENDMENT AND RESTATEMENT OF
INVESTMENT ADVISORY AGREEMENT ("AGREEMENT")
between
CAPSTONE U.S. TREND FUND, INC. ("COMPANY")
and
CAPSTONE ASSET MANAGEMENT COMPANY ("ADVISER")
April 1, 2008

WHEREAS, (a) the name of the Company was changed to Capstone Growth Fund, Inc. on September 6, 1994 and (b) the name was further changed to Capstone Series Fund, Inc. on January 22, 2002, (c) the name of the Company's original series of shares ("Fund") was changed to Capstone Growth Fund also on January 22, 2002, (d) the name of the Fund was changed to Steward Small-Cap Equity Fund on December 20, 2005 and (d) the name of the Fund was changed to Steward Small-Mid Cap Enhanced Index Fund on March 31, 2008; and

WHEREAS, the Company's Board of Directors, and its independent directors, each voting unanimously and separately at an in-person meeting held February 15, 2008, approved an amended, reduced schedule of fees for investment advisory services for the Fund, such fees for investment advisory services to be, in all cases, less, and in no event greater, than the fees payable under the Agreement as in effect prior to this amendment, with no decrease in the nature or quality of the investment advisory services to be received by the Fund, and

WHEREAS, the Company's Board of Directors, and its independent directors, each voting unanimously and separately at an in-person meeting held February 15, 2008, approved an amended schedule of fees for administrative services for the Fund that (a) reduced such fees at higher asset levels and (b) provided for fees to be based on the aggregate assets of the Fund plus the assets of series of the Steward Funds, Inc., such fees for administrative services to be, in all cases no greater, and in some cases less, than the fees payable under the Agreement as in effect prior to this amendment, with no decrease in the nature or quality of the administrative services to be received by the Fund, and

WHEREAS, the Company's Board of Directors, and its independent directors, each voting unanimously and separately at an in-person meeting held February 15, 2008, approved the form of this amended and restated agreement;

NOW THEREFORE, effective April 1, 2008, the Investment Advisory Agreement between the Adviser and the Company with respect to the Fund ("Agreement") is amended and restated as follows to reflect the foregoing changes:

CAPSTONE SERIES FUND, INC.

INVESTMENT ADVISORY AGREEMENT

AGREEMENT, originally effective commencing on May 11, 1992, between Capstone Asset Management Company ("Adviser") and Capstone Series Fund, Inc. ("Company") with respect to Steward Small-Mid Cap Enhanced Index Fund ("Fund"), and amended and restated as of April 1, 2008.

WHEREAS, the Company is a Maryland corporation organized under Articles of Incorporation dated May 11, 1992, ("Articles") and is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as an open-end, diversified management investment company, and the Fund is a series of the Company registered under the 1940 Act as an open-end, diversified management investment company.

WHEREAS, the Company wishes to retain the Adviser to render investment advisory and administrative services to the Fund, and the Adviser is willing to furnish such services to the Fund;

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended ("Advisers Act");

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the Company and the Adviser as follows:

1. Appointment. The Company hereby appoints the Adviser to act as investment adviser and administrator to the Fund for the periods and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided.

2. Investment Advisory and Administrative Duties. Subject to the supervision of the Directors of the Company, the Adviser will (a) provide a program of continuous investment management for the Fund in accordance with the Fund's investment objectives, policies and limitations as stated in the Fund's prospectus and Statement of Additional Information included as part of the Company's Registration Statement filed with the Securities and Exchange Commission, as they may be amended from time to time, copies of which shall be provided to the Adviser by the Company; (b) make investment decisions for the Fund; and (c) place orders to purchase and sell securities for the Fund.

In performing its investment management services to the Fund hereunder, the Adviser will provide the Fund with ongoing investment guidance and policy direction, including oral and written research, analysis, advice, statistical and economic data and judgments regarding individual investments, general economic conditions and trends and long-range investment policy. The Adviser will determine the securities, instruments, repurchase agreements, options, futures and other investments and techniques that the Fund will purchase, sell, enter into or use, and will provide an ongoing evaluation of the Fund's portfolio. The Adviser will determine what portion of the Fund's portfolio shall be invested, in securities and other assets, and what portion if any, should be held uninvested.

The Adviser shall furnish to the Fund adequate (i) office space, which may be space within the offices of the Adviser or in such other places as may be agreed upon from time to time and (ii) office furnishings, facilities and equipment as may be reasonably required for managing the corporate affairs and conducting the business of the Fund, including complying with the corporate reporting requirements of the various states in which the Fund does business, and conducting correspondence and other communications with the shareholders of the Fund. The Adviser shall employ or provide and compensate the executive, secretarial and clerical personnel necessary to provide such services.

The Adviser further agrees that, in performing its duties hereunder, it will:

         (a) comply with the 1940 Act and all rules and regulations thereunder, the Advisers Act, the Internal Revenue Code (the "Code") and all other applicable federal and state laws and regulations, and with any applicable procedures adopted by the Directors;

(b) use reasonable efforts to manage the Fund so that it will qualify, and continue to qualify, as a regulated investment company under Subchapter M of the Code and regulations issued thereunder;

         (c) place orders pursuant to its investment determinations for the Fund directly with the issuer, or with any broker or dealer, in accordance with applicable policies expressed in the Fund's prospectus and/or Statement of Additional Information and in accordance with applicable legal requirements:

         (d) furnish to the Company whatever statistical information the Company may reasonably request with respect to the Fund's assets or contemplated investments. In addition, the Adviser will keep the Company and the Directors informed of developments materially affecting the Fund's portfolio and shall, on the Adviser's own initiative, furnish to the Company from time to time whatever information the Adviser believes appropriate for this purpose;

         (e) make available to the Company, promptly upon its request, such copies of the Adviser's investment records and ledgers with respect to the Fund as may be required to assist the Fund in its compliance with applicable laws and regulations. The Adviser will furnish the Directors with such periodic and special reports regarding the Fund as they may reasonably request;

         (f) immediately notify the Company in the event that the Adviser or any of its affiliates: (1) becomes aware that it is subject to a statutory disqualification that prevents the Adviser from serving as investment adviser pursuant to this Agreement; or (2) becomes aware that it is the subject of an administrative proceeding or enforcement action by the Securities and Exchange Commission ("SEC") or other regulatory authority. The Adviser further agrees to notify the Company immediately of any material fact known to the Adviser respecting or relating to the Adviser that is not contained in the Fund's Registration Statement, or any amendment or supplement thereto, but that is required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect.

3. Additional Services. If the Company so requests, the Adviser shall also maintain all internal bookkeeping, accounting and auditing services and records in connection with maintaining the Fund's financial books and records, and shall calculate the Fund's daily net asset value. For these services, the Fund shall pay to the Adviser a monthly fee, which shall be in addition to the fees payable pursuant to Section 5 hereof, to reimburse the Adviser for its costs, without profit, for performing such services.

4. Allocation of Charges and Expenses. Except as otherwise specifically provided in this Section 4, the Adviser shall pay the compensation and expenses of all its directors, officers and employees who serve as officers and executive employees of the Company or the Fund (including the Company's or Fund's share of payroll taxes for such persons), and the Adviser shall make available, without expense to the Company or the Fund, the service of its directors, officers and employees who may be duly elected officers of the Company or the Fund, subject to their individual consent to serve and to any limitations imposed by law.

The Adviser shall not be required to pay any expenses of the Company or the Fund other than those specifically allocated to the Adviser in this Section 4. In particular, but without limiting the generality of the foregoing, the Adviser shall not be responsible, except to the extent of the reasonable compensation of such of the Company's or Fund's employees as are officers or employees of the Adviser whose services may be involved, for the following expenses of the Company or the Fund: organization and certain offering expenses of the Company or the Fund (including out-of-pocket expenses, but not including the Adviser's overhead and employee costs); fees payable to the Adviser and to any other Company or Fund advisers or consultants; legal expenses; auditing and accounting expenses; interest expenses; telephone, telex, facsimile, postage and other communications expenses; taxes and governmental fees; fees, dues and expenses incurred by or with respect to the Fund in connection with membership in investment company trade organizations; costs of insurance relating to fidelity coverage for the Company's or Fund's officers and employees; fees and expenses of Fund's custodian, any subcustodian, transfer agent, registrar, or dividend disbursing agent; payments to the Adviser for maintaining the Fund's financial books and records and calculating its daily net asset value pursuant to Section 3 hereof; other payments for portfolio pricing or valuation services to pricing agents, accountants, bankers and other specialists, if any; expenses of preparing share certificates; other expenses in connection with the issuance, offering, distribution, sale or redemption of securities issued by the Fund; expenses relating to investor and public relations; expenses of registering and qualifying shares of the Fund for sale; freight, insurance and other charges in connection with the shipment of the Fund's portfolio securities; brokerage commissions or other costs of acquiring or disposing of any portfolio securities or other assets of the Fund, or of entering into other transactions or engaging in any investment practices with respect to the Fund; expenses of printing and distributing prospectuses, Statements of Additional Information, reports, notices and dividends to stockholders; costs of stationery; any litigation expenses; costs of stockholders' meetings; the compensation and all expenses (specifically including travel expenses relating to the Fund's business) of officers, directors and employees of the Company or the Fund who are not interested persons of the Adviser; and travel expenses (or an appropriate portion thereof) of officers or directors of the Company or the Fund who are officers, directors or employees of the Adviser to the extent that such expenses relate to attendance at meetings of the Board of Directors of the Company with respect to matters concerning the Fund, or any committees thereof or advisers thereto.

5. Compensation. As compensation for the services provided and expenses assumed by the Adviser under this Agreement, except for any additional services provided by the Adviser pursuant to Section 3 hereof, the Fund will pay the Adviser at the end of each calendar month an investment advisory fee and an administration fee each computed daily based on the Fund's average daily net assets at the following annual rates:

Investment Advisory Fee

0.150% on assets up to $500,000,000
0.125% on assets from $500,000,001 to $1,000,000,000
0.100% on assets in excess of $1,000,000

As compensation for administrative services provided and expenses assumed by the Adviser under this Agreement, except for any additional services provided by the Adviser pursuant to Section 3 hereof, the Fund will pay the Adviser at the end of each calendar month an administration fee computed daily, based on the aggregate of the average daily net assets of the Fund plus the average daily net assets of the series of Steward Funds, Inc. (together "Total Aggregate Assets"), at the following annual rates, the Fund to pay the portion of such administration fee that is proportional to the ratio of its average daily net assets to such Total Aggregate Assets:

Administration Fee

0.075% on Total Aggregate Assets up to $500,000,000
0.030% on Total Aggregate assets in excess of $500,000,000

The "average daily net assets" of the Fund shall mean the average of the values placed on the net assets of the Fund as of 4:00 p.m. (New York time) on each day on which the net asset value of the Fund is determined consistent with the provisions of Rule 22c-1 under the 1940 Act or, if the Fund lawfully determines the value of its net assets as of some other time on each business day, as of such other time. The value of net assets of the Fund shall always be determined pursuant to the applicable provisions of the Articles and the Registration Statement. If, pursuant to such provisions, the determination of net asset value is suspended for any particular business day, then for the purposes of this Section 5, the value of the net assets of the Fund as last determined shall be deemed to be the value of its net assets as of the close of regular trading on the New York Stock Exchange, or as of such other time as the value of the net assets of the Fund's portfolio may lawfully be determined, on that day. If the determination of the net asset value of the shares of the Fund has been so suspended for a period including any month end when the Adviser's compensation is payable at the end of such month, then such value shall be computed on the basis of the value of net assets of the Fund as last determined (whether during or prior to such month). If the Fund determines the value of its net assets more than once on any day, then the last such determination thereof on that day shall be deemed to be the sole determination thereof on that day for the purposes of this Section 5.

In the event that the Adviser's gross compensation hereunder shall, when added to the other expenses of the Fund, cause the aggregate expenses of the Fund to exceed the maximum expenses permitted under the lowest applicable expense limitation established pursuant to the statutes or regulations of any jurisdiction in which the shares of the Fund may be qualified for offer or sale, the total compensation paid or payable to the Adviser shall be reduced (but not below zero) to the extent necessary to cause the Fund not to exceed such expense limitation. Except to the extent that such reduction has been reflected in lowered monthly payments to the Adviser, the Adviser shall refund to the Fund the amount by which the total payments received by the Adviser are in excess of such expense limitation as promptly as practicable after the end of such fiscal year, provided that the Adviser shall not be required to pay the Fund an amount greater than the fee otherwise payable to the Adviser in respect of such year. As used in this Section 5, "expenses" shall mean those expenses included in the applicable expense limitation having the broadest specifications thereof , and "expense limitation " shall mean a limitation on the maximum annual expenses which may be incurred by an investment company as determined by applicable law. The words "lowest applicable expense limitation " shall be deemed to be that which results in the largest reduction of the Adviser's compensation for any fiscal year of the Fund; provided, however, that nothing in this Agreement shall limit the Adviser's fees if not required by an applicable statute or regulation referred to above in this Section 5.

6. Books and Records. The Adviser agrees to maintain such books and records with respect to its services to the Fund as are required by Section 31 under the 1940 Act , and rules adopted thereunder, and by other applicable legal provisions, and to preserve such records for the periods and in the manner required by that Section, and those rules and legal provisions. The Adviser also agrees that records it maintains and preserves pursuant to Rule 31a-1 and Rule 31a-2 under the 1940 Act and otherwise in connection with its services hereunder are the property of the Fund and will be surrendered promptly to the Fund upon its request. And the Adviser further agrees that it will furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder which may be requested in order to determine whether the operations of the Fund are being conducted in accordance with applicable laws and regulations.

7. Standard of Care and Limitation of Liability. The Adviser shall exercise its best judgment in rendering the services provided by it under this Agreement. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or the holders of the Fund's shares in connection with the matters to which this Agreement relates, provided that nothing in this Agreement shall be deemed to protect or purport to protect the Adviser against any liability to the Fund, or to holders of the Fund's shares to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Adviser's reckless disregard of its obligations and duties under this Agreement. As used in this Section 7, the term "Adviser" shall include any officers, directors, employees or other affiliates of the Adviser performing services with respect to the Fund.

8. Services Not Exclusive. It is understood that the services of the Adviser are not exclusive, and that nothing in this Agreement shall prevent the Adviser from providing similar services to other investment companies or to other series of investment companies, or from engaging in other activities, provided such other services and activities do not, during the term of this Agreement, interfere in a material manner with the Adviser's ability to meet its obligations to the Fund hereunder. When the Adviser recommends the purchase or sale of a security for other investment companies and other clients, and at the same time the Adviser recommends the purchase or sale of the same security for the Fund, it is understood that in light of its fiduciary duty to the Fund, such transactions will be executed on a basis that is fair and equitable to the Fund. In connection with purchases or sales of portfolio securities for the account of the Fund, neither the Adviser nor any of its directors, officers or employees shall act as a principal or agent or receive any commission, provided that portfolio transactions for the Fund may be executed through firms affiliated with the Adviser, in accordance with applicable legal requirements. If the Adviser provides any advice to its clients concerning the shares of the Fund, the Adviser shall act solely as investment counsel for such clients and not in any way on behalf of the Fund.

9. Duration and Termination. This Agreement shall continue until April 1, 2009, and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (i) the Directors or (ii) a vote of a "majority" (as defined in the 1940 Act) of the Fund's outstanding voting securities (as defined in the 1940 Act), provided that in either event the continuance is also approved by a majority of the Directors who are not "interested persons" (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, this Agreement may be terminated (a) at any time without penalty by the Fund upon the vote of a majority of the Directors or by vote of the majority of the Fund's outstanding voting securities, upon sixty (60) days' written notice to the Adviser or (b) by the Adviser at any time without penalty, upon sixty (60) days' written notice to the Fund. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act).

10. Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by an affirmative vote of (i) a majority of the outstanding voting securities of the Fund, and (ii) a majority of the Directors, including a majority of Directors who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law.

11. Miscellaneous.

a.

This Agreement shall be governed by the laws of the State of Texas, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or rules or orders of the SEC thereunder.

b.	The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

c.

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected hereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

d.	Nothing herein shall be construed as constituting the Adviser as an agent of the Fund.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of April 1, 2008.

CAPSTONE SERIES FUND, INC.
On behalf of Steward Small-Mid Cap Enhanced Index Fund

By: _____________________________________
President

CAPSTONE ASSET MANAGEMENT COMPANY

By: _____________________________________
President